UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2015

Danaher Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08089	59-1995548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Pennsylvania Ave., N.W., Suite 800W Washington, D.C.	20037-1701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-828-0850

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 15, 2015, Danaher Corporation (“Danaher”) issued $500,000,000 aggregate principal amount of 1.650% Senior Notes due 2018 (the “2018 Notes”), $500,000,000 aggregate principal amount of 2.400% Senior Notes due 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of 3.350% Senior Notes due 2025 (the “2025 Notes”) and $500,000,000 aggregate principal amount of 4.375% Senior Notes due 2045 (the “2045 Notes,” and together with the 2018 Notes, the 2020 Notes and the 2025 Notes, the “Notes”), in an underwritten public offering pursuant to a registration statement on Form S-3 (File No. 333-203948) filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2015, as amended by a Post-Effective Amendment No. 1 thereto (as amended, the “Registration Statement”), filed with the Commission on June 15, 2015, and a related prospectus filed with the Commission. The Notes were sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) dated as of September 10, 2015 among Danaher and Citigroup Global Markets Inc. and Barclays Capital Inc., as representatives of the several underwriters named therein. The Underwriting Agreement was separately filed with the Commission on September 11, 2015 as Exhibit 1.1 to Danaher’s Current Report on Form 8-K.

The Notes were issued under an indenture dated as of December 11, 2007 (the “Base Indenture”) between Danaher and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and a supplemental indenture dated as of September 15, 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The 2018 Notes will mature on September 15, 2018, the 2020 Notes will mature on September 15, 2020, the 2025 Notes will mature on September 15, 2025 and the 2045 Notes will mature on September 15, 2045. Interest on each series of the Notes will be paid semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2016.

At any time prior to September 15, 2018 (the maturity date of the 2018 Notes), in the case of the 2018 Notes, at any time prior to August 15, 2020 (one month prior to the maturity date of the 2020 Notes), in the case of the 2020 Notes, at any time prior to June 15, 2025 (three months prior to the maturity date of the 2025 Notes), in the case of the 2025 Notes, and at any time prior to March 15, 2045 (six months prior to the maturity date of the 2045 Notes), in the case of the 2045 Notes, we will have the right, at our option, to redeem the applicable series of Notes, in whole or in part, at any time and from time to time, by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, on or after August 15, 2020 (one month prior to the maturity date of the 2020 Notes), in the case of the 2020 Notes, June 15, 2025 (three months prior to the maturity date of the 2025 Notes), in the case of the 2025 Notes, and March 15, 2045 (six months prior to the maturity date of the 2045 Notes), in the case of the 2045 Notes, we will have the right, at our option, to redeem the applicable series of Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

If a change of control triggering event occurs with respect to the Notes, each holder of Notes may require Danaher to repurchase some or all of its Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest. A change of control triggering event means the occurrence of both a change of control and a rating event.

The Notes of each series are general unsecured obligations of Danaher, equal in right of payment with all existing and any future unsecured and unsubordinated indebtedness of Danaher, senior in right of payment to any existing and future indebtedness of Danaher that is subordinated to the Notes, and effectively subordinated in right of payment to any existing and future secured indebtedness of Danaher to the extent of the assets securing such indebtedness, and structurally subordinated to all existing and any future indebtedness and any other liabilities of Danaher’s subsidiaries.

Upon the occurrence of an event of default with respect to the Notes, which includes payment defaults, defaults in the performance of certain covenants, and bankruptcy and insolvency related defaults, Danaher’s obligations under the Notes may be accelerated, in which case the entire principal amount of the Notes would be immediately due and payable.

The above description of the Indenture is qualified in its entirety by reference to the Base Indenture and the Supplemental Indenture. The Base Indenture has been included as Exhibit 1.2 to Danaher’s Current Report on Form 8-K filed on December 11, 2007, and the Supplemental Indenture is filed as Exhibit 4.1 hereto. The Base Indenture and the Supplemental Indenture are incorporated herein by reference.

We are filing the items listed below as exhibits to this Current Report for the purpose of incorporating them as exhibits to the Registration Statement.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Supplemental Indenture, dated as of September 15, 2015.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

12.1	Calculation of Pro Forma Ratio of Earnings to Fixed Charges.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

Date: September 15, 2015	By:	/s/ Daniel L. Comas

		Name:	Daniel L. Comas
		Title:	Executive Vice President and Chief Financial Officer